EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Puradyn Filter Technologies Inc. (the “Company”) of our report dated March 25, 2019 with respect to the balance sheets of the Company as of December 31, 2018 and 2017, and the related statements of operations, changes in stockholders’ deficit and cash flows for the two years then ended included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Liggett & Webb, P.A.

LIGGETT & WEBB, P.A.

Certified Public Accountants

Boynton Beach, Florida

March 25, 2019